Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Banc of California, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑170621 and 333-236001) on Form S-3 and (Nos.333-175296, 333-190286, 333-201899, and 333-226882) on Form S-8 of Banc of California, Inc. of our report dated February 28, 2019, with respect to the consolidated statement of financial condition of Banc of California, Inc. and subsidiaries as of December 31, 2018, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes, which report appears in the December 31, 2019 annual report on Form 10‑K of Banc of California, Inc.

/s/ KPMG LLP
KPMG LLP

Irvine, California
March 2, 2020